Exhibit 10.29

HYCROFT MINING CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

(TIME-VESTING)

THIS AGREEMENT (the “Agreement”) is made and entered into as of this 20th day of February, 2019 (the “Grant Date”) by and between Hycroft Mining Corporation, a Delaware corporation (the “Corporation”), and Jeff Stieber (the “Participant”), pursuant to the Hycroft Mining Corporation Performance and Incentive Pay Plan (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

WITNESSETH:

WHEREAS, the Participant is an employee of the Corporation;

WHEREAS, the Corporation has adopted the Plan in order to promote the interests of the Corporation, its Affiliated Entities and its stockholders by using stock-based and cash-based incentives to attract, retain and motivate its management and other persons to encourage and reward such persons contributing to the performance of the Corporation and to align their interests with the interests of the Corporation’s stockholders;

WHEREAS, the Compensation Committee of the Board (the “Committee”) of the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation to grant Restricted Stock Units (as defined herein) under the Plan to the Participant on the terms and conditions set forth below to encourage the Participant to remain in the employ of the Corporation, a Subsidiary of the Corporation or an Affiliated Entity and to reward the Participant for his continued employment; and

WHEREAS, the Corporation is contemplating entering into a transaction with Mudrick Capital Acquisition Corporation, a publicly-traded special purpose acquisition corporation formed by affiliates of Mudrick Capital (“MUDS”), pursuant to which the Corporation would sell substantially all of the assets of its subsidiaries and certain of its assets and/or its shares of common stock (a “Sale Transaction”), and upon consummation of such Sale Transaction the securities issued hereunder shall become convertible into shares of common stock of MUDS in lieu of and in substitution for shares of the common stock of the Corporation (“Common Stock”).

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Award of Restricted Stock Units. In consideration for the continued service of the Participant to the Corporation and its Subsidiaries and Affiliated Entities, and as part of the Plan, the Corporation hereby awards to the Participant, subject to the further terms and conditions set forth in this Agreement, restricted stock units (the “Restricted Stock Units” or “RSUs”), with a value of $102,500 as of the Grant Date (the “Grant Date Value”).

2.             No Rights of Stockholder. Until converted as described in Section 6 hereof, the Restricted Stock Units represent the Corporation’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Agreement. The Participant has no rights with respect to the Restricted Stock Units other than rights of a general creditor of the Corporation. Except as set forth in Section 3 hereof, the Participant shall not have any of the rights of a stockholder with respect to unvested Restricted Stock Units.

3.             Dividend Equivalents. Subject to the provisions of Section 5 hereof, in the event that the Corporation declares a dividend on its Common Stock, the Corporation will increase the number of Restricted Stock Units hereunder (i.e., by increasing the award) by the number of units, rounded to the nearest whole number, equal to the result of dividing (a) the per share cash dividend paid by the Corporation on its shares of Common Stock multiplied by the number of unvested Restricted Stock Units awarded to Participant under this Agreement as of the related dividend payment record date by (b) the fair market value of one share of Common Stock on the related dividend payment record date.   Any such additional Restricted Stock Units shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate. No additional Restricted Stock Units shall be granted with respect to any Restricted Stock Units which, as of the dividend payment record date, have either vested or been terminated. For the avoidance of doubt, these Restricted Stock Units shall not be entitled to, and no adjustment shall be made, for any distribution of shares of MUDS common stock received by the Corporation in connection with the Sale Transaction to holders of shares of Common Stock.

4.             Restrictions on Transfer. Except as otherwise provided in this Agreement, the Participant may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Stock Units or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Until converted as described in Section 6 hereof, any Transfer or purported Transfer by the Participant of any of the Restricted Stock Units shall be null and void and the Corporation shall not recognize or give effect to such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such Restricted Stock Units. The Restricted Stock Units shall not be subject to sale, execution, pledge, attachment, encumbrance or other process prior to vesting and no person shall be entitled to exercise any rights of the Participant as the holder of such Restricted Stock Units by virtue of any attempted execution, attachment or other process until the Restricted Stock Units are converted as provided in Section 6 hereof.

5.             Vesting of Restricted Stock Units.

(a)            Subject to any forfeiture provisions in this Agreement or in the Plan, and subject to Section 5(d) hereof, the Restricted Stock Units shall vest in accordance with the following schedule provided that the Participant has not had a Separation from Service for any reason prior to the applicable vesting date:

Vesting Date	Percentage of the RSUs Vesting on the Vesting Date
The closing of the MUDS Sale Transaction	33.33% of the RSUs (the “First Tranche”)
The later of (i) the closing of the MUDS Sale Transaction and (ii) the second anniversary of the Grant Date	33.33% of the RSUs (the “Second Tranche”)
The later of (i) the closing of the MUDS Sale Transaction and (ii) the third anniversary of the Grant Date	33.34% of the RSUs (the “Third Tranche”)

(b)           If the application of the vesting schedule in Section 5(a) would yield a fractional Restricted Stock Unit, such fractional Restricted Stock Unit shall be rounded down to the next whole unit if it is less than 0.5 and rounded up to the next whole unit if it is 0.5 or more.

(c)           Except as described in Section 5(d), to the extent any Restricted Stock Units have not vested upon the Participant’s Separation from Service for any reason, those Restricted Stock Units that have not vested shall be immediately forfeited upon such Separation from Service. Upon such forfeiture, the Participant shall no longer have any rights with respect to such Restricted Stock Units or any interest therein.

(d)           Notwithstanding anything to the contrary in this Section 5, (x) in the event of a Change in Control in which the resulting entity does not assume, continue, convert or replace this Agreement, the Restricted Stock Units shall be fully vested and converted into an equivalent number of shares of Common Stock immediately prior to the Change in Control, or (y) in the event of a Change in Control where the Participant incurs an involuntary Separation from Service for any reason other than Cause (as defined in the Plan) within 90 days prior or 24 months following the Change in Control, the Restricted Stock Units shall be fully vested and converted into shares as described in Section 6 and Section 7 hereof. For purposes of this Agreement, the Restricted Stock Units awarded hereunder will not be considered to be assumed, continued, converted or replaced by the resulting entity in connection with the Change in Control unless the Restricted Stock Units are adjusted to prevent dilution of the Participant’s rights hereunder as a result of the Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Participant’s Employment Agreement with the Corporation dated February 20, 2019 (the “Employment Agreement”).

6.             Conversion of Restricted Stock Units into Common Stock upon Vesting.

(a)            Except as described in Section 6(b) hereof, on the Conversion Date (as defined below), the Restricted Stock Units that vested pursuant to the terms of Section 5 hereof, if any, shall be converted into the number of shares of Common Stock equal to the Grant Date Value divided by the fair market value of a share of Common Stock, which shares of Common Stock will be issued to the Participant, or in the event of the Participant’s death, the Participant’s beneficiary pursuant to the Plan. Promptly after the Conversion Date, certificates of such shares of Common Stock shall be delivered to the Participant. Except as provided in Section 11(b), the “Conversion Date” shall be:

(i)                 for the First Tranche – the later of the applicable vesting date or December 31, 2020; provided, however, that if on such date the Participant is prohibited from trading in the Corporation’s securities pursuant to applicable securities laws and/or the Corporation’s policy on securities trading and disclosure of confidential information, the Conversion Date, shall be, in the determination of the Committee, the second trading day after the date the Participant is no longer prohibited from such trading (an “Open Trading Period”); and

(ii)                for the Second Tranche and the Third Tranche – the date that is two days after the beginning of the first Open Trading Period occurring coincident with or after the applicable vesting date.

For purposes of this Section 6(a), the fair market value shall mean the closing price of a share of Common Stock on a national securities exchange on which such shares of Common Stock may be listed for trading as determined by the Committee on an applicable vesting date. Notwithstanding anything to the contrary herein, a Sale Transaction with MUDS, whether in the structure contemplated or another corporate structure, shall not be deemed to constitute a Change in Control and will not accelerate vesting or conversion of the Restricted Stock Units provided that the obligations under this Agreement are assumed by MUDS.

(b)           In the event of the consummation of the Sale Transaction with MUDS, whether in the structure currently contemplated or another corporate structure, it shall be a condition to the consummation of the Sale Transaction with MUDS that all obligations of the Corporation under this Agreement shall be assumed by MUDS and the Restricted Stock Units shall be convertible, subject to the terms and conditions hereunder, into shares of MUDS common stock following consummation of the Sale Transaction rather than into shares of Common Stock.

7.             Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Restricted Stock Units in a manner consistent with Section 4.3 of the Plan, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement, notwithstanding that the Restricted Stock Units are subject to the restrictions on transfer imposed by Section 4 above.  Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying Restricted Stock Units to which they relate.

8.             Tax Withholding. As a condition precedent to the receipt of any Restricted Stock Units hereunder, the Participant agrees to pay to the Corporation, at such times as the Corporation shall determine, such amounts as the Corporation shall deem necessary to satisfy any withholding taxes due on income that the Participant recognizes pursuant to this Award. The obligations of the Corporation under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries and Affiliated Entities shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. In addition, the Participant may elect, unless otherwise determined by the Committee, to satisfy the withholding requirement by having the Corporation withhold shares of Common Stock with a Fair Market Value, as of the date of such withholding, sufficient to satisfy the withholding obligation.

9.             Registration. This grant is subject to the condition that if at any time the Board or Committee shall determine, in its discretion, that the listing of the shares of Common Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee. The Corporation agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

10.           No Right to Continued Employment or Engagement. In no event shall the granting of the Restricted Stock Units or the other provisions hereof or the acceptance of the Restricted Stock Units by the Participant interfere with or limit in any way the right of the Corporation, a Subsidiary of the Corporation or an Affiliated Entity to terminate the Participant’s employment or engagement as a service provider at any time, nor confer upon the Participant any right to continue in the employ or service of the Corporation, a Subsidiary of the Corporation or an Affiliated Entity for any period of time or to continue his present or any other rate of compensation.

11.           Section 409A Compliance.

(a)            The intent of the parties is that payments and benefits under this Agreement be excluded from the scope of, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted as such. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Corporation of the applicable provision without violating the provisions of Code Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Corporation.

(d)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12.              Miscellaneous.

(a)           Assignment; Successors. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Participant (except by will or by operation of the laws of intestate succession) or by the Corporation, except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation and, for the avoidance of doubt, the parties expressly agree that this Agreement shall be assigned to, and assumed by, MUDS in connection with, and as a condition to, the consummation of the Sale Transaction.

(b)           Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement or the Participant’s employment (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

(c)            Modification or Amendment. No failure or delay by the Corporation or the Participant in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by an officer or director of the Corporation duly authorized by the Board and the Participant.

(d)           Notices. Notices given pursuant to this Agreement will be in writing and will be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile with confirmation of delivery, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery, including electronic transmission, that provides a written confirmation of delivery. Notice to the Corporation will be directed to:

Hycroft Mining Corporation

c/o Randy Buffington
President and Chief Executive Officer
8181 E. Tufts, Suite 510
Denver, CO 80237

with a copy to:

Neal, Gerber & Eisenberg, LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone, Esq.
email: dstone@nge.com

The Corporation may change the person and/or address to whom the Participant must give notice under this Section 12(d) by giving the Participant written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, at the Participant’s home address on the records of the Corporation, or such other address provided to the Corporation in accordance with the procedures described above.

(e)            Severability. If any provisions of this Agreement will be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

(f)            Entire Agreement. The Participant acknowledges receipt of this Agreement and agrees that with respect to the Restricted Stock Units (Time Vesting), it contains the entire understanding and agreement with the Corporation, superseding any previous oral or written communication, representation, understanding or agreement with the Corporation or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

(g)           Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.

(h)           Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.

PARTICIPANT	HYCROFT MINING CORPORATION

/s/ Jeff Stieber	/s/ Randy Buffington
Jeff Stieber	By:	Randy Buffington
	Its:	President & CEO